Exhibit 4.1

FIRST AMENDMENT
TO
TAX BENEFITS PRESERVATION RIGHTS AGREEMENT

This FIRST AMENDMENT TO TAX BENEFITS PRESERVATION RIGHTS AGREEMENT is dated as of August 26, 2022 (the “First Amendment”), by and between Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent” which term shall include any successor Rights Agent hereunder). Capitalized terms contained herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent entered into a Tax Benefits Preservation Rights Agreement dated as of October 23, 2019 (as it may be amended from time to time as provided herein, the “Rights Agreement”);

WHEREAS, pursuant to Section 28 of the Rights Agreement, prior to the occurrence of a Distribution Date (as defined in the Rights Agreement), the Company may in its sole discretion and the Rights Agent shall, if the Board of Directors so directs, supplement or amend any provision of the Rights Agreement as the Board may deem necessary or advisable without the approval of any holders of certificates representing shares of Common Stock of the Company;

WHEREAS, Section 28 of the Rights Agreement also provides that any supplement or amendment that does not amend Sections 18, 19, 20, 21 or 28 or any other section of the Rights Agreement in a manner that is adverse to the Rights Agent will become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent;

WHEREAS, as of the date hereof, no Distribution Date has occurred;

WHEREAS, the Board deems it advisable and in the best interests of the Company and its stockholders to amend the terms of the Rights Agreement as set forth herein; and

WHEREAS, the Board has authorized and approved this First Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this First Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1.              Amendments to Section 1. The definition of “Purchase Price” set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Purchase Price” means, as of any date, the price at which a holder may purchase securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Purchase Price shall equal $2.30.”

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2.	Amendments of Section 7. Section 7 of the Rights Agreement is hereby amended as follows:

(a)	Clause (a)(i) shall be removed and replaced with the following:

“(i) the Close of Business on October 22, 2025 (the “Final Expiration Date”),”

(b)	Clause (a)(iv) shall be removed and replaced with the following:

“(iv) the final adjournment of the Company’s 2023 Annual Meeting of Stockholders if the stockholders fail to approve the amendment to this Agreement dated as of August 26, 2022 at such meeting with an affirmative vote of a majority of the votes cast by holders of shares of Common Stock at the 2023 annual meeting of stockholders (or any adjournment or postponement thereof),”

(c)	The fourth sentence of clause (a) shall be removed and replaced with the following:

“Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes, prior to the Close of Business on October 22, 2025, that the Expiration Date has not occurred.”

(d)	Clause (b) shall be removed and replaced with the following:

“(b) Price. The Purchase Price for each one one-thousandth of a share of Preferred Stock issuable pursuant to the exercise of a Right is initially $2.30 and is subject to adjustment from time to time as provided in Section 11 or Section 13, and payable in accordance with Section 7(c).”

3.	Amendments to Exhibit B. Exhibit B to the Agreement is hereby amended as follows:

(a)	The reference to “October 22, 2022” in the legend on page B-1 shall be removed and replaced with “October 22, 2025.”

(b)	The first sentence on page B-1 shall be removed and replaced with the following:

“This certifies that           , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Tax Benefits Preservation Rights Agreement dated as of October 23, 2019, as amended (the “Rights Agreement”) between Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to the close of business on October 22, 2025 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of the Series A-1 Junior Participating Preferred Stock (the “Preferred Stock”) of the Company, at a purchase price of $2.30 per one one-thousandth of a share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and the related Certificate duly executed.”

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4.	Amendments to Exhibit C. Exhibit C to the Agreement is hereby amended as follows:

(a)	The second sentence on page C-1 shall be removed and replaced with the following:

“Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A-1 Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company at an exercise price of $2.30 per one on-thousandth of a Preferred Share, subject to adjustment (the “Purchase Price”).”

(b)	The first sentence on page C-3 under the section entitled “Preferred Shares Purchasable Upon Exercise of Right” of Exhibit C shall be removed and replaced with the following:

“After the Distribution Date, each Right will entitle the holder to purchase, for $2.30 (the “Purchase Price”), one one-thousandth of a Preferred Share having economic and other terms similar to that of one Share of Common Stock.”

(c)	The first bullet point on page C-5 under the section entitled “Expiration Date of the Rights” of Exhibit C shall be removed and replaced with the following:

“ ●     the close of business on October 22, 2025;”

(d)	The third bullet point on page C-5 under the section entitled “Expiration Date of the Rights” of Exhibit C shall be removed and replaced with the following:

“●      the final adjournment of the Company’s 2023 Annual Meeting of Stockholders, if the stockholders fail to approve the amendment, dated as of August 26, 2022, with a majority of the votes cast by holders of shares of common stock at such meeting (or any adjournment or postponement thereof);”

5.              Effectiveness. This First Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6.              Miscellaneous. This First Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This First Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this First Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature. If any provision, covenant or restriction of this First Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this First Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

ATTEST:		IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Joseph Joffrion	By:	/s/ George Mangiaracina
	Name: Joseph Joffrion		Name: George Mangiaracina
	Title: General Counsel		Title: Chief Executive Officer

CERTIFICATION AND INSTRUCTION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this First Amendment is in compliance with the terms of Section 28 of the Rights Agreement and, on behalf of the Company, instructs the Rights Agent to enter into this First Amendment.

[Signature Page to First Amendment to Rights Agreement]

ATTEST:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Joseph Dooley	By:	/s/ Barbara J. Robbins
	Name: Joseph Dooley		Name: Barbara J. Robbins
	Title SVP		Title SVP

[Signature Page to First Amendment to Rights Agreement]